Exhibit 10.64

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is dated as of January 14, 2010 (the “Effective Date”), by and among Generac Power Systems, Inc. (the “Company”) and                            (the “Executive”).

The parties agree as follows:

1.                                       Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                  “Affiliate” shall mean any entity that is directly or indirectly controlled by, in control of, or under common control with, the Company.

(b)                                 “Board” shall mean the Board of Directors of Holdings or a similar governing body of Holdings.

(c)                                  “Cause” shall mean (i) a material breach by the Participant of any of the Participant’s obligations under any written agreement with the Company or any of its Affiliates, (ii) a material violation by the Participant of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, in each case, as they may be amended from time to time in the Company’s sole discretion, (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury), (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates, (v) the Participant’s fraud or misappropriation of funds, or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude; provided, that, if the Participant is a party to an employment agreement with the Company or any Affiliate at the time of his or her termination of employment and such employment agreement contains a different definition of “cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Agreement.

(d)                                 “CCMP” shall mean CCMP Capital Investors II, L.P.

(e)                                  “CCMP Affiliate” shall mean any Person who, directly or indirectly, controls any CCMP Person or is controlled by any CCMP Person or is under common control with any CCMP Person, where “control” means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a CCMP Person, whether through ownership of voting shares or other equivalent interests of the controlled CCMP Person, by contract (including proxy) or otherwise.

(f)                                    “CCMP Cayman” shall mean CCMP Capital Investors (Cayman), L.P.

(g)                                 “CCMP-Co-Invest” shall mean CCMP Generac Co-Invest, L.P.

(h)                                 “CCMP Entity” shall mean, collectively, CCMP, CCMP Cayman, CCMP Co-Invest and any CCMP Affiliate.

(i)                                     “CCMP Person” shall mean any of CCMP, CCMP Cayman and CCMP Co-Invest.

(j)                                     “Change in Control” shall mean an event or series of events that results in any of the following:

(i)                                     Change in Ownership of Holdings.  A change in the ownership of Holdings occurs on the date that any one Person or more than one Person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or one or more CCMP Entities or a “group” (as such term is used in Section 13(d) of the Exchange Act) in which a CCMP Entity is a member, acquires ownership of stock of Holdings that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of stock of Holdings;

(ii)                                  Change in Board of Directors of Holdings.  A change in the effective control of Holdings occurs on the date individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any twelve (12) month period, provided, however, that if the election, or nomination for election by Holding’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a “Change in Control”, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced; or

(iii)                               Change in Ownership of a Substantial Portion of Holding’s Assets.  A change in the ownership of a substantial portion of Holding’s assets occurs on the date that any one Person, or more than one Person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or one or more CCMP Entities or a “group” (as such term is used in Section 13(d) of the Exchange Act) in which a CCMP Entity is a member, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Holdings that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of Holdings immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of Holdings, or the value of the assets being disposed of, determined in good faith by the Board without regard to any liabilities associated with such assets.

(k)                                  “Disability” shall mean the failure or inability of the Executive to perform duties with the Company or any Affiliate for a period of at least 180 consecutive days (or 180 days during any twelve (12) month period) by reason of any physical or mental condition, as determined reasonably and in good faith by the Board; provided, that, if the Company’s long term disability plan contains a definition of “disability,” the definition in such plan will control for purposes of this Agreement.

(l)                                     “Good Reason” shall mean the occurrence of either of the following:  (i) a material and adverse reduction in the nature or scope of the authority or title held by the Executive, or duties assigned to the Executive, or (ii) the relocation of Executive’s principal place of employment more than fifty (50) miles from its location within one year of the effective date of the Change in Control; provided, that, if the Participant is a party to an employment agreement with the Company or any Affiliate at the time of his or her termination of employment and such employment agreement contains a different definition of “cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Agreement.

Notwithstanding anything in the foregoing to the contrary, Executive may terminate his or her employment for Good Reason only if:  (A) the Executive provides written notice to Company specifying the event(s) purported to constitute Good Reason in reasonable detail, within sixty (60) days following the occurrence of such event(s) (the “Notice”), (B) the Notice specifies a date for the Executive’s termination of employment that is at least thirty (30) days after the Executive provides the Notice to Company, and (C) Company has not remedied the event(s) alleged to constitute Good Reason by the Executive within such thirty (30) day period.

(m)                               “Holdings” shall mean Generac Holdings Inc., a Delaware corporation.

(n)                                 “Person” shall mean any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

(o)                                 “Subsidiary” shall mean any corporation (other than Holdings) in an unbroken chain of corporations beginning with Holdings (or any parent of Holdings) if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.                                       Effectiveness of Agreement; Term.  The term of this Agreement shall commence on the Effective Date, and shall end on the first (1st) anniversary of a Change in Control.

3.                                       Severance Benefits.

(a)                                  In the event Company terminates the Executive without Cause, or the Executive terminates his or her employment for Good Reason during the period commencing as of the Change in Control and ending twelve (12) months following such Change in Control, subject to Executive delivering to the Company a fully enforceable general release of all claims related to Executive’s employment by Company within sixty (60) days following such termination of employment, which release shall be substantially in the form attached hereto as Exhibit A, and subject to Executive abiding in all material respects with his or her obligations under this Agreement and the Nondisclosure Agreement (as defined below), the Company shall provide Executive with the following payments:

(i)                                     A cash amount equal to any accrued but unpaid base salary and vacation pay through the date of Executive’s termination of employment, payable within thirty (30) days following date of Executive’s termination of employment.

(ii)                                  A cash amount equal to twelve (12) months of Executive’s base salary as of the date of Executive’s termination of employment, less taxes and withholdings,

which shall be payable over the twelve (12) month period following the date of Executive’s termination of employment in accordance with the usual payroll policies of the Company; provided that the first payment shall be made on the sixtieth (60th) day after the Executive’s termination of employment and shall include payment of any amounts that would otherwise be due prior thereto (unless an earlier payment is permitted pursuant to Section 409A of the Code) (the “Salary Continuation”).

(iii)                               A cash amount equal to one times Executive’s base salary multiplied by Executive’s target annual bonus level for the fiscal year during which Executive’s termination of employment occurs, less taxes and withholdings, which shall be payable over the twelve (12) month period following the date of Executive’s termination of employment in accordance with the usual payroll policies of the Company; provided that the first payment shall be made on the sixtieth (60th) day after the Executive’s termination of employment and shall include payment of any amounts that would otherwise be due prior thereto (unless an earlier payment is permitted pursuant to Section 409A of the Code) (the “Target Bonus”).

(iv)                              Reimbursement (or direct payment to the carrier) for twelve (12) months following the Executive’s termination of employment (the “Continuation Period”) for the premium costs incurred by Executive (and his or her spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Company or any Affiliate (the “Health Care Continuation”).

Notwithstanding anything in the foregoing to the contrary, (A) Executive shall be entitled to receive the Health Care Continuation only if Executive is participating in a group health plan sponsored by Company (or any Affiliate) as of the date on which Executive incurs a termination of employment, (B) Executive timely elects COBRA coverage and (C) the Executive shall be responsible, during the Continuation Period, for premium costs for COBRA coverage in excess of the Health Care Continuation, and the Executive shall be responsible, after the Continuation Period, for all premium costs for COBRA coverage, if the Executive continues to elect such COBRA coverage.

4.                                       Timing of Payments; Early Termination of Obligations.

(a)                                  Notwithstanding the foregoing:  (i) any portion of the Salary Continuation, Target Bonus or the Health Care Continuation which would otherwise have been paid to the Executive or reimbursed before the first normal payroll payment date falling on or before the sixtieth (60th) day following the date of Executive’s termination of employment (the “First Payment Date”) shall be made on the First Payment Date; (ii) the Executive shall not be entitled to any benefits pursuant to Section 3 hereof unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (iii) each payment of Salary Continuation is intended to constitute a separate payment from each other payment of Salary Continuation for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)                                 Notwithstanding the foregoing, if the Executive accepts an offer of employment at any time during the Continuation Period, which acceptance would not be in violation of the obligations of the Executive under this Agreement or the Nondisclosure Agreement, Company shall no longer be obligated to pay the Health Care Continuation, should the Executive become eligible to participate in any other group health plan as a result of his or her acceptance of such offer of employment.  For the purposes of this Section 4(b), the Executive shall notify Company of his or her acceptance of an offer of employment, and the terms and conditions of such offer, on the day of such acceptance.  If the Executive does not so notify Company, then Company may recover from the Executive any Health Care Continuation paid after the date that the Executive accepted such an offer of employment.  For the avoidance of doubt, if the Executive would violate his or her obligations under this Agreement or the Nondisclosure Agreement by accepting such an offer of employment, or by performing any services pursuant to such an acceptance, then Company will no longer be subject to any obligation to pay the Salary Continuation, Target Bonus or the Health Care Continuation.

5.                                       Other Terminations.  The parties agree that Executive will not be entitled to Salary Continuation, Target Bonus or Health Care Continuation if, during the period commencing as of the Change in Control and ending twelve (12) months following the Change in Control: (a) the Company terminates his or her employment for Cause; (b) Executive resigns without Good Reason; or (c) Executive’s employment terminates by reason of death or Disability.

6.                                       Exclusive Remedy.  The parties agree that, except (a) as set forth in Section 3 hereof, (b) as determined by the terms of any employee benefit plan in which the Executive was participating as of his or her termination of employment, or (c) as otherwise required by law, Executive will not be entitled to receive any compensation or benefits after termination of his or her employment with Company.

7.                                       Best Pay Provision.  Notwithstanding the other provisions of this Agreement, in the event that the amount of payments payable to the Executive under this Agreement, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by (or on behalf of) Company, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plans, programs, arrangements or agreements maintained by (or on behalf of) Company), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any such payments from constituting an “excess parachute payment,” then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an “excess parachute payment.”  All determinations required to be made under this Section 7, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Company.  All determinations made by such accounting firm under this Section 7 shall be final and binding upon Company and the Executive.

8.                                       Nondisclosure and Noncompete Agreement.  Executive and the Company have previously entered into a Nondisclosure and Noncompete Agreement (the “Nondisclosure Agreement”).  Executive hereby reaffirms his or her obligations under the Nondisclosure Agreement and nothing contained in this Agreement shall cancel, change or modify Executive’s obligations thereunder.

9.                                       Non-Disparagement.  The Executive, while he or she is employed by the Company and thereafter, shall not make any oral or written communication to any person or entity that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Executive from disclosing any information to Executive’s attorney or in response to a lawful subpoena or court order requiring disclosure of information.

10.                                 Effectiveness of Agreement.  The effectiveness of this Agreement is conditioned upon the consummation of the proposed initial public offering of shares of common stock of the Company as contemplated by the Company’s Registration Statement on Form S-1 (Reg. No. 333-162590) (the “IPO”).  If the IPO is not consummated, then this Agreement shall be null and void ab initio and the Executive shall have no right to receive the benefits provided for herein.

11.                                 General Provisions.

(a)                                  Interaction with Other Agreements.  Nothing in this Agreement is intended to, or should be construed as, contradicting, superseding or modifying any written agreement the Executive may have with the Company or any Affiliate, except that this Agreement, to the extent that it is in effect, and not any other such written agreement, shall govern if the Executive incurs a qualifying termination pursuant to Section 3 hereof.

(b)                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally, (ii) delivered by certified or registered mail, postage prepaid, return receipt requested, or (iii) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Company:

Generac Power Systems, Inc.

P.O. Box 295

Waukesha, WI 53187

Attention:  Chief Executive Officer

If to Executive, at Executive’s most recent address in the Company’s records.

(c)                                  Successors and Binding Agreement.

(i)                                     This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any purchaser of all or substantially all of the assets of the Company.

(ii)                                  The Company will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

(iii)                               For purposes of this Agreement “Company” shall mean both the Company, as defined in the recitals, and any successor of or to the Company.

(iv)                              This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.  Executive agrees that his or her obligations under this Agreement are personal in nature and, without the consent of the Company, he may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder, provided, that upon Executive’s death, Executive may assign his or her rights hereunder to Executive’s estate or heirs.

(d)                                 Construction / Counsel.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party.  Headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.  Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his or her choosing prior to execution of this Agreement.

(e)                                  Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the States of Wisconsin, without regard to conflict of law or choice of law principles.

(f)                                    Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.  Further, the parties agree that any invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.

(g)                                 Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Section 9 hereof shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

(h)                                 Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i)                                     Mediation and Arbitration.  Any dispute that may arise between Company and Executive in reference to this Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with Company, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive and Company.  If mediation is not successful, the dispute shall be submitted to arbitration, conducted before an arbitrator in Milwaukee, Wisconsin in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of the Nondisclosure Agreement, and Executive hereby consents that such restraining order or injunction may be granted without requiring Company to post a bond.  Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided, however, that the parties agree that the arbitrator shall not be empowered to award punitive damages against any party.  If for any reason this mediation and arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to a trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.

(j)                                     Section 409A.

(i)                                     Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with Company, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with Company (or the earliest date permitted under Section 409A of the Code), whereupon Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(ii)                                  Additionally, in the event that following the date hereof, Company or the Executive reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (A) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (B) comply with the requirements of Section 409A of the Code.

(iii)                               All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (C) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

*       *       *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAC POWER SYSTEMS, INC.

Name: Aaron Jagdfeld
Title: Chief Executive Officer

EXECUTIVE:

Name:

SIGNATURE PAGE to
form change in control agreement

Exhibit A

RELEASE OF CLAIMS

A release is required as a condition for receiving the benefits described in Section  3 of the Change in Control Severance Agreement between GENERAC POWER SYSTEMS, INC. (the “Company”) and                      (“Executive”) dated January 14, 2009, (the “Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in the Agreement.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company.  It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Agreement, the Nondisclosure and Noncompete Agreement between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release.  At your option, you may elect to execute this Release on an earlier date.  Additionally, you have seven days after the date you execute this Release to revoke it.  As a result, this Release will not be effective until eight days after you execute it.  We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

•                                          You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

•                                          You understand and agree that the compensation and benefits described in the Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein.  Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date:	Name:

SIGNATURE PAGE TO

RELEASE AGREEMENT